Exhibit 99.1

Supplemental Unaudited Financial Information - PPL Global, LLC

The supplemental unaudited financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation (“PPL”) in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 10-K”) and the disclosure relevant to the UK Regulated Segment under Item 7. Combined Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 2014 10-K.

The U.K. Regulated segment consists of PPL Global, LLC which primarily includes PPL’s regulated electricity distribution businesses in the U.K. known as Western Power Distribution (“WPD”), the results of hedging the translation of WPD’s earnings from British pound sterling into U.S. dollars, and certain cost such as U.S. income taxes, administrative costs and allocated financing costs. However, the supplemental unaudited financial information presented here excludes the allocated financing costs of $25 million and $27 million, after-tax for 2014 and 2013, respectively, that are included in the U.K. Regulated segment “Income Statement Data” as reported in Note 2 to the Financial Statements included in the 2014 10-K. In all other respects, the information presented below was prepared on the same basis as the information presented in the 2014 10-K.

PPL Global, LLC

Condensed Consolidated Balance Sheets

At December 31,

(Millions of Dollars)

	2014	2013
Assets
Current Assets	$889	$1,255
Property, Plant & Equipment, net	11,683	11,134
Goodwill	3,005	3,143
Other Noncurrent Assets	428	363

Total Assets	$16,005	$15,895

Liabilities and Equity
Current Liabilities (including debt due within one year)	$1,367	$1,201
Long-term Debt	7,381	7,648
Deferred Credits and Other Noncurrent Liabilities	1,582	1,718
Equity	5,675	5,328

Total Liabilities and Equity	$16,005	$15,895

PPL Global, LLC

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31,

(Millions of Dollars)

	2014	2013
Cash Flows From Operating Activities
Net Income	$1,007	$949
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	337	300
Unrealized (gains) losses on derivatives	(195)	44
Adjustment to WPD line loss accrual	65	45
Other	99	(37)
Changes in current assets and current liabilities	211	1
Other operating activities
Defined benefit plans - funding	(312)	(134)
Other	(28)	(18)

Net cash provided by (used in) operating activities	1,184	1,150

Cash Flows from Investing Activities
Expenditures for long-lived assets	(1,439)	(1,280)
Other	(3)	1

Net cash provided by (used in) investing activities	(1,442)	(1,279)

Cash Flows from Financing Activities
Distributions to PPL	(277)	(261)
Issuance of long-term debt	—	744
Net increase (decrease) in short-term debt	98	(6)
Other	93	57

Net cash provided by (used in) financing activities	(86)	534

Effect of Exchange Rates on Cash and Cash Equivalents	(8)	8

Net Increase (Decrease) in Cash and Cash Equivalents	(352)	413
Cash and Cash Equivalents at Beginning of Period	641	228

Cash and Cash Equivalents at End of Period	$289	$641

PPL Global, LLC

Condensed Consolidated Statements of Income

For the Years Ended December 31,

(Millions of Dollars)

	2014	2013
Utility revenue	$2,573	$2,359
Energy-related businesses	48	44

Total operating revenues	2,621	2,403

Other operation and maintenance	451	470
Depreciation	337	300
Taxes, other than income	157	147
Energy-related businesses	31	29

Total operating expenses	976	946

Other Income (Expense) - net - WPD	17	13
Other Income (Expense) - net - Domestic[1]	110	(52)
Interest Expense	418	381
Income Taxes - Foreign	248	127
Income Taxes - Domestic	99	(39)

Net Income	$1,007	$949

[1]

“Other Income (Expense) -net - Domestic” is primarily comprised of the realized and unrealized hedging results from hedging the translation of WPD’s earnings from British pound sterling into U.S. dollars.

The following after-tax gains (losses), which management considers special items, impacted PPL Global, LLC’s results.

	2014	2013	Income Statement Line Item
Foreign currency-related economic hedges, net of tax of ($68) and $15[1]	$127	($29)	Other Income (Expense) - net - Domestic
WPD Midlands acquisition-related adjustments:
Separation benefits, net of tax of $0 and $1[2]		(4)	Other operation and maintenance
Other acquisition-related adjustments, net of tax of $0 and ($2)		8	Other operation and maintenance
Other:
Change in U.K. income tax rate[3]		84	Income Taxes - Foreign
Windfall Profits Tax litigation[4]		43	Income Taxes - Domestic
Change in WPD line loss accrual, net of tax of $13 and $10[5]	(52)	(35)	Utility revenue

Total	$75	$67

[1]	Represents unrealized gains (losses) on contracts that economically hedge anticipated British pound sterling denominated earnings.

[2]	Represents severance compensation and early retirement deficiency costs.

[3]

The U.K. Finance Act of 2013, enacted in July 2013, reduced the U.K.‘s statutory income tax rate from 23% to 21%, effective April 1, 2014 and from 21% to 20%, effective April 1, 2015. As a result, PPL reduced its net deferred tax liability and recognized a deferred tax benefit in 2013.

[4]

In May 2013, the U.S. Supreme Court reversed the December 2011 ruling by the U.S. Court of Appeals for the Third Circuit concerning the creditability of the U.K. Windfall Profits Tax for U.S. Federal income tax purposes. As a result, PPL recorded a $43 million income tax benefit in 2013. See Note 5 to the Financial Statements of the 2014 10-K for additional information.

[5]

In 2013, WPD Midlands increased its line loss accrual by $45 million, pre-tax, based on information provided by Ofgem regarding the calculation. In March 2014, Ofgem issued its final decision on the DPCR4 line loss incentives and penalties mechanism. As a result, WPD increased its existing liability by $65 million, pre-tax, for over-recovery of line losses. See Note 6 to the Financial Statements of the 2014 10-K for additional information.